EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
Pik Holdings, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 333-189398, 333-152139, 333-127019, 333-112544, 333-112545, 333-112546 and 333-112547 on Form S-8 and 333-200721 and 333-220535 on Form S-3 of Church & Dwight Co., Inc. of our report dated December 9, 2016, with respect to the consolidated balance sheet of Pik Holdings, Inc. as of October 2, 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the fiscal year ended October 2, 2016, which report appears in the Form 8-K/A of Church & Dwight Co., Inc.

/s/ KPMG LLP

Denver, Colorado
September 20, 2017